EXHIBIT 10.20.2

SECOND AMENDMENT TO THE
MONSANTO COMPANY 2005 LONG-TERM INCENTIVE PLAN

     The Monsanto Company 2005 Long-Term Incentive Plan (the “Plan”), as amended as of October 23, 2006, is hereby further amended as set forth below, effective as of June 14, 2007:

1. Section 2 of the Plan is hereby amended by inserting the following new definitions, in alphabetical order among the existing definitions, and renumbering the subsections thereof to reflect such insertions:

“Corporate Transaction” means a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of an Affiliate, or another event similar to any of the foregoing, affecting or involving the Company or any of its Affiliates.

“Share Change” means a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization, or another event similar to any of the foregoing, affecting the capital structure of the Company, or a separation or spin-off of an Affiliate without consideration or other extraordinary dividend of cash or other property to the Company’s shareholders.

2. Section 5.5 of the Plan is hereby amended to read in its entirety as follows:

Share and Other Adjustments. Notwithstanding any other provision of this Incentive Plan, in the event of a Corporate Transaction, the Committee or the Board may in its discretion make, and in the event of a Share Change, the Committee or the Board shall make, such adjustments as it deems appropriate and equitable to the aggregate number and kind of shares reserved for delivery pursuant to Awards under this Incentive Plan, in the limitations set forth in this Section 5, in the number and kind of shares subject to outstanding Awards, in the Exercise Price of outstanding Options and Stock Appreciation Rights, and/or such other equitable substitution or adjustments as it may determine to be appropriate; provided, that the number of shares subject to any Award shall always be a whole number and that no adjustment will be permissible hereunder to the extent it would cause any Qualified Performance-Based Award to fail to qualify for the Section 162(m) Exemption. Shares delivered under the Plan as an Award or in settlement of an Award issued or made (i) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition, or (ii) as a post-transaction grant under such a plan or arrangement of an acquired entity, shall not reduce or be counted against the maximum number of Shares available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the stockholder approval requirements of the New York Stock Exchange for equity compensation plans applies.

3. This Second Amendment shall be effective with respect to all Awards that are outstanding on the date hereof and all Awards that are granted after the date hereof.

4. The Plan is otherwise ratified and confirmed without amendment.